Exhibit 99.1

Westlake Implements Succession Plan

Jean-Marc Gilson, Experienced Chemicals Industry Executive, Appointed President and CEO

Albert Chao and James Chao to Remain Actively Engaged as Executive Chairman and Senior Chairman of the Board, Respectively

HOUSTON, July 15, 2024 – Westlake Corporation (NYSE: WLK) (the “Company” or “Westlake”) today announced that Jean-Marc Gilson, who most recently served as President and Chief Executive Officer of Mitsubishi Chemical Group Corporation, has been appointed by the Board of Directors to serve as President and Chief Executive Officer of Westlake. Jean-Marc Gilson succeeds Albert Chao, who will transition to become Executive Chairman of the Westlake Board of Directors. James Chao, the current Chairman of the Board, will become Senior Chairman of the Westlake Board of Directors. These appointments take effect today.

“I am excited to welcome Jean-Marc as the newest addition to Westlake’s management team. Westlake is in a very strong position supported by a world-class team, and, having served as the CEO of Westlake for the last 20 years, now is the right time to implement our succession plan,” said Albert Chao. “Jean-Marc brings 25 years of proven executive experience in the chemicals industry in the United States, Europe and Asia, during which he has led international companies and delivered impressive results. We are confident that Jean-Marc is the right leader to help us build on our track record of delivering market-leading results, disciplined growth and sustained shareholder value creation.”

James Chao said, “This announcement is the culmination of a thoughtful succession planning process by our Board to position Westlake for the future. We are incredibly proud of the Company and culture we have built and believe Jean-Marc will fit in seamlessly as we continue to execute our successful strategy and family culture of long-term value creation to begin Westlake’s next chapter.”

“I am honored and humbled to become the second, and first non-family, CEO of Westlake,” said Jean-Marc Gilson. “I have long admired Westlake as a best-in-class company at the forefront of delivering life-enhancing products through innovation in essential materials and building products. I look forward to working with Albert, James and the entire management team and Board to advance the good work underway as we deliver on our mission to responsibly serve our customers and return enhanced value to our shareholders.”

In connection with today’s announcement, Jean-Marc Gilson will also become President and CEO and a director of Westlake Chemical Partners GP LLC, the general partner of Westlake Chemical Partners LP (NYSE: WLKP), and Albert Chao will become Executive Chairman and James Chao will become Senior Chairman of the Westlake Chemical Partners GP LLC Board of Directors.

About Jean-Marc Gilson

A seasoned leader in the chemical industry with a proven ability to deliver sustained financial performance, Jean-Marc Gilson, 60, most recently served as President and CEO of Mitsubishi Chemical Group Corporation, an international chemical company based in Japan with more than $30 billion in revenue.

From 2014 to 2020, Jean-Marc Gilson served as Chief Executive Officer of Roquette, a family-owned global leader in plant-based ingredients and a leading provider of pharmaceutical excipients. Before that, Mr. Gilson served as Vice-Chairman and Chief Operating Officer of NuSil Technology, a U.S.-based global manufacturer of medical- and space-grade silicone technology. Earlier in his career, Mr. Gilson held various leadership roles at Dow Corning, including Executive Vice President, Specialty Chemicals Business, before becoming CEO of Avantor Performance Materials.

Jean-Marc Gilson holds a Master of Science in Chemical Engineering from the University of Liège in Belgium and a Master of Business Administration from the International Institute for Management Development in Switzerland.

About Westlake

Westlake is a global manufacturer and supplier of materials and innovative products that enhance life every day. Headquartered in Houston, with operations in Asia, Europe and North America, we provide the building blocks for vital solutions — from housing and construction, to packaging and healthcare, to automotive and consumer. For more information, visit the company’s web site at www.westlake.com.

Contacts:

Media Relations – L. Ben Ederington – 713.960.9111

Investor Relations – Steve Bender – 713.960.9111